                                                                  Exhibit 10.23

                                  INVIFIN S.A.
                                11, RUE ALDRINGEN
                                   LUXEMBOURG



As of November 19, 1997

Werner Holding Co. (DE), Inc.
93 Werner Road
Greenville, PA 16125
Attn:    Eric J. Werner

         Re:      Stand-By Commitment to Loan up to $320 Million
                  of Senior Debt
                  -----------------------------------------------
Gentlemen:

         The following outlines our mutual understanding and agreement in connection with the above referenced commitment.

         1. STAND-BY COMMITMENT. Invifin S.A. ("Invifin") understands that, pursuant to an Amended and Restated Recapitalization Agreement (the "Agreement"), certain investors will purchase approximately 67% of the voting stock of Werner Holding Co. (PA), Inc., a Pennsylvania corporation ("Werner"). Invifin hereby commits to provide up to $320 million principal amount of senior debt (the "Senior Debt") for use in effecting the recapitalization of Werner (the "Recapitalization") in the event that Werner Holding Co. (DE), Inc. (the "Company") is unable to arrange such financing from other sources. Invifin's obligations hereunder are subject to the terms and conditions set forth in this letter, including the consummation of the Recapitalization substantially on the terms set forth in the Agreement, with such changes as to which Invifin shall consent, which consent shall not be unreasonably withheld, and the failure of the Company to arrange alternative sources for the Senior Debt.

         2. TERMS OF SENIOR DEBT. The Senior Debt will (i) be provided on the closing date of the Recapitalization (the "Closing Date"), (ii) be evidenced by one or more notes which will be purchased pursuant to the terms of a Note Purchase Agreement, (iii) bear interest and have a final maturity on terms to be negotiated. The terms of the Senior Debt will be set forth in a loan agreement, a promissory note and related documents, which shall contain such other terms and conditions as are reasonably satisfactory to Invifin after consultation with you.

         3. COMMISSIONS AND EXPENSES. The Company shall pay a fee of $6 million in consideration of Invifin's standby commitment to provide the Senior Debt. Such fee is payable on the Closing Date. The Company shall or shall cause its successor to reimburse Invifin for its out-of-pocket expenses, including counsel fees, incurred in connection with the making of this commitment and, if funded, its funding of the Senior Debt.

         4. DUE AUTHORIZATION. The Company represents that it is authorized to execute this letter agreement.

         5. TERMINATION. The obligations of Invifin under this letter shall terminate on the earlier to occur of the termination of the Agreement or February 8, 1998, provided that Invifin may earlier terminate its obligations hereunder by notice to the Company (a) if any condition to the closing of, or any provision in, the Agreement has been waived or the Agreement has been amended in any case without Invifin's consent, which consent shall not be unreasonably withheld; or (b) if trading in securities generally on the New York Stock Exchange or the American Stock Exchange or the over-the-counter market shall have been suspended or minimum prices shall have been established on either of such exchanges or such market by the Securities and Exchange Commission or by such exchange or a general banking moratorium shall have been declared by federal or state authorities. Upon termination of this letter agreement pursuant to this paragraph or upon any termination by the Company, the Company will remain obligated under paragraph 4 hereof with respect to the payment of Invifin's expenses.

         6. EFFECTIVE DATE: This letter agreement, and the commitment hereunder, shall be effective as of October 8, 1997.

         7. COUNTERPARTS. This letter agreement may be signed in counterparts, each of which shall constitute an original and which together shall constitute one and the same agreement.

         Please indicate your acceptance of the foregoing by signing and returning the enclosed copy of this letter agreement. We look forward to working with you on this matter.

Very truly yours,


Invifin S.A.



By:  /S/
   --------------------------
Title:
      -----------------------
                                            Accepted and Agreed:
                                            Werner Holding Co. (DE), Inc.



                                            By:  /S/
                                              -----------------------------
                                            Title:
                                                  --------------------------



                                       2